Exhibit 23.3




                         Consent of Independent Auditors




We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-73874) of Wellsford Real Properties, Inc. and in the related Prospectus of our report dated February 12, 2004 (except for paragraph 5 of Note 1, as to which the date is March 5, 2004) with respect to the consolidated financial statements of Wellsford/Whitehall Group, L.L.C. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in members' equity, and cash flows for each of the three years in the period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report (Form 10-K) of Wellsford Real Properties, Inc.




                                                    /s/ ERNST & YOUNG LLP

Dallas, Texas
March 8, 2004